Exhibit 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION

REPORTS THIRD QUARTER 2008 RESULTS

Bethpage, N.Y., November 6, 2008 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the third quarter ended September 30, 2008.

Third quarter consolidated net revenue grew 15.4% to $1.745 billion compared to the prior year period, reflecting solid revenue growth in Telecommunications Services, Rainbow and Madison Square Garden as well as the addition of Newsday and Sundance in the 2008 results.  Consolidated adjusted operating cash flow (“AOCF”) (1) increased 16.3% to $575.0 million and consolidated operating income grew 39.2% to $281.3 million, both compared to the prior year period.

Operating highlights for third quarter 2008 include:

•                  Cable Television net revenue growth of 9.8% and AOCF growth of 13.6% as compared to the third quarter of 2007

•                  Quarterly addition of nearly 96,000 Revenue Generating Units (“RGU”)

•                  Average Monthly Revenue per Basic Video Customer (“RPS”) of $133.11 in the third quarter of 2008

•                  Optimum Lightpath net revenue growth of 13.4% and AOCF growth of 37.2% as compared to the third quarter of 2007

Cablevision President and CEO James L. Dolan commented:  “For the third quarter, Cablevision reported double-digit increases in revenue and AOCF, despite the current economic conditions.  This growth was fueled in part by the ongoing strength of our core businesses as the company’s cable operations, Madison Square Garden and Rainbow all generated solid revenue growth for the quarter.  Cablevision continued to grow its industry-leading penetration rates for high-speed data and voice, while our digital video service reached an unprecedented penetration rate of 90 percent.  With our businesses performing well, we will continue to focus on the fundamentals of the company and on ensuring that our financial position remains strong,” concluded Mr. Dolan.

Results from Continuing Operations (2)

Segment results for the quarters ended September 30, 2008 and 2007 are as follows:

	Revenue, Net		AOCF		Operating Income (Loss)
$ millions	Q3 2008	Q3 2007	Q3 2008	Q3 2007	Q3 2008	Q3 2007

Telecommunications	$1,298.7	$1,179.5	$510.7	$446.5	$282.9	$208.1
Rainbow	251.4	208.3	62.5	50.6	29.3	24.8
MSG	158.2	144.0	5.3	11.6	(15.7)	(6.0)
Newsday (3)	73.5	—	8.5	—	4.2	—
Other (including eliminations)	(36.8)	(20.0)	(12.0)	(14.4)	(19.4)	(24.8)
Total Company	$1,745.0	$1,511.8	$575.0	$494.3	$281.3	$202.1

(1)         See definition of adjusted operating cash flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

(2)         Operating results of FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.  Fuse is included in the Madison Square Garden segment for all periods presented.

(3)         Newsday’s financial information reflects its operating results subsequent to the date of acquisition on July 29, 2008.

Telecommunications Services – Cable Television and Lightpath

Telecommunications Services includes Cable Television – Cablevision’s “Optimum” branded video, high-speed data, and voice residential and commercial services offered over its cable infrastructure – and its “Optimum Lightpath” branded commercial data and voice services.

Telecommunications Services net revenues for third quarter 2008 rose 10.1% to $1.299 billion, AOCF grew 14.4% to $510.7 million and operating income increased 36.0% to $282.9 million, all compared to the prior year period.

Cable Television

Cable Television third quarter 2008 net revenues increased 9.8% to $1.247 billion, AOCF rose 13.6% to $489.7 million and operating income increased 32.9% to $281.2 million, each compared to the prior year period.  The increases in net revenue, AOCF and operating income were principally driven by the growth in digital video, high-speed data, and voice customers as well as higher rates reflected in third quarter 2008 results.

The third quarter 2008 results reflect:

•                  Basic video customers down 19,100 or 0.6% from June 2008 and down 9,900 or 0.3% from September 2007

•                  Customer Relationships down 13,500 or 0.4% from June 2008 and up 18,500 or 0.6% from September 2007

•                  iO: Interactive Optimum digital video customers up 25,100 or 0.9% from June 2008 and 228,800 or 8.8% from September 2007

•                  Optimum Online high-speed data customers up 31,600 or 1.3% from June 2008 and 207,700 or 9.4% from September 2007

•                  Optimum Voice customers up 58,000 or 3.3% from June 2008 and 334,700 or 22.5% from September 2007

•                  Revenue Generating Units up 95,600 or 0.9% from June 2008 and 761,200 or 8.1% from September 2007

•                  Cable Television RPS of $133.11, up $0.82 or 0.6% from the second quarter of 2008 and up $12.20 or 10.1% from the third quarter of 2007

Optimum Lightpath

For third quarter 2008, Lightpath net revenues rose 13.4% to $62.7 million, AOCF increased 37.2% to $21.0 million and operating income improved $5.2 million, each as compared to the prior year period.  The increase in net revenue was attributable primarily to the continued growth in Ethernet services, partially offset by the effect of the transition from traditional data service.  The improvements in AOCF and operating income were due principally to the continued expansion of the more efficient, higher margin Ethernet business.

Rainbow

Rainbow consists of the Rainbow National Services (“RNS”) – AMC, WE tv and IFC – as well as Other Programming which includes:  News 12 Networks, VOOM HD, Sundance (effective June 16, 2008), Lifeskool, sportskool (sold in September 2008), IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow ventures.

Rainbow net revenues for the third quarter of 2008 increased 20.7% to $251.4 million, AOCF rose 23.6% to $62.5 million, and operating income grew 17.9% to $29.3 million, all compared to the prior year period.

AMC/WE tv/IFC

Third quarter 2008 net revenues grew 12.6% to $185.0 million, AOCF increased 5.1% to $81.8 million and operating income grew 5.1% to $64.3 million, each compared to the prior year period.

The third quarter 2008 AOCF results reflect:

•                  A 16.8% increase in advertising revenue, as compared to the prior year period, driven principally by higher CPMs and higher units sold at AMC and WE tv

•                  Viewing subscriber increases of 12.6% at IFC, 6.8% at WE tv and 2.0% at AMC, all compared to September 2007

•                  A 9.3% increase in affiliate revenue compared to the prior year period

•                  A 19.3% increase in operating costs compared to the prior year period, due primarily to increased marketing and programming costs.

Other Programming

Third quarter 2008 net revenues rose 47.4% to $72.6 million, AOCF deficit improved 29.1% to a deficit of $19.4 million and operating loss improved 3.7% to a loss of $35.0 million, all as compared to the prior year period.  The increase in net revenue was driven primarily by the addition of Sundance in the 2008 quarterly results.  The increase in AOCF was primarily driven by the addition of Sundance in 2008 as well as cost savings at our VOD services (Lifeskool and sportskool), compared to the prior year period.

Madison Square Garden

Madison Square Garden’s primary businesses include:  regional and national programming networks (MSG, MSG Plus, and Fuse), professional sports franchises (the New York Knicks, the New York Rangers, and the New York Liberty), and MSG Entertainment.  Its operations also include the MSG Arena, the WaMu Theater at Madison Square Garden, Radio City Music Hall, Beacon Theatre and The Chicago Theatre.

Madison Square Garden’s third quarter 2008 net revenue grew 9.9% to $158.2 million, AOCF decreased 54.5% to $5.3 million and operating loss increased by $9.7 million to $15.7 million all compared to third quarter 2007.

MSG’s third quarter 2008 results, as compared with third quarter 2007, were primarily impacted by:

•                  The networks, including a $10.3 million increase in affiliate fee revenue which more than offset $8.2 million of higher operating costs (which were primarily related to a higher level of programming costs at Fuse)

•                  The entertainment business, including a $5.3 million increase in revenues from entertainment events, offset in part by a $4.4 million increase in costs related to those events

•                  Lower legal and other professional fees and provisions for litigation of $6.3 million

•                  Higher marketing costs of $4.5 million (primarily related to the re-branding of Fuse) and higher other net general and administrative expenses of $9.8 million primarily related to compensation costs.

Newspaper Publishing Group

Newspaper Publishing Group includes the assets of Newsday LLC (Newsday) which consist of: two daily newspapers – Newsday, which primarily serves Long Island, and amNewYork, a free daily serving New York City; various Internet properties including Newsday.com; Star Community Publishing, the Northeast’s largest group of weekly shopper publications; and Island Publications, which publishes a variety of targeted lifestyle magazines.

Newsday’s third quarter 2008 net revenue was $73.5 million, AOCF was $8.5 million and operating income was $4.2 million.  Newsday’s operating results included in the quarter ended September 30, 2008 are for the period subsequent to the date of acquisition on July 29, 2008.

Other Matters

On November 5, 2008, the Board of Directors of Cablevision declared a quarterly dividend of $0.10 per share on each outstanding share of both its Cablevision NY Group Class A Stock and its Cablevision NY Group Class B Stock. This quarterly dividend is payable on December 9, 2008 to shareholders of record at the close of business on November 17, 2008.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits.  Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items.  We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of stock appreciation rights and, in the case of restricted shares and stock options, the settlement of an obligation that is not expected to be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis.  AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use net revenue and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”).  Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.  For a reconciliation of AOCF to operating income (loss), please see page 5 of this release.

We define Consolidated Free Cash Flow from Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash from operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows.  Net cash from operating activities excludes net cash from operating activities of our discontinued operations.  We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities.  We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment and other discretionary and non-discretionary cash uses.  It is also one of several indicators of our ability to make investments and/or return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

COMPANY DESCRIPTION

Cablevision Systems Corporation is one of the nation’s leading media and entertainment companies. Its cable television operations serve more than 3 million households in the New York metropolitan area. The company’s advanced telecommunications offerings include its iO: Interactive Optimum digital television, Optimum Online high-speed Internet, Optimum Voice digital voice-over-cable, and its Optimum Lightpath integrated business communications services. Cablevision operates several successful programming businesses, including AMC, IFC, Sundance Channel and WE tv, through Rainbow Media Holdings LLC, and serves the New York area as publisher of Newsday and other niche publications through Newsday LLC. In addition to these businesses, Cablevision owns Madison Square Garden and its sports teams, the New York Knicks, Rangers and Liberty. The company also operates New York’s famed Radio City Music Hall, the Beacon Theatre, and The Chicago Theatre, and owns and operates Clearview Cinemas.  Additional information about Cablevision Systems Corporation is available on the Web at www.cablevision.com.

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industries in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.  The company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:	Charles Schueler	Patricia Armstrong
	Senior Vice President	Senior Vice President
	Media and Community Relations	Investor Relations
	(516) 803-1013	(516) 803-2270

Cablevision’s Web site:  www.cablevision.com

The conference call will be Webcast live today at 10:00 a.m. EST

Conference call dial-in number is (973) 582-2734/ Conference ID Number 70344077

Conference call replay number (706) 645-9291/ Conference ID Number 70344077 until November 13, 2008

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008 (a)	2007 (a)	2008 (a)	2007 (a)
Revenues, net	$1,744,981	$1,511,799	$5,178,094	$4,642,416
Adjusted operating cash flow	$574,973	$494,282	$1,693,553	$1,476,519
Share-based compensation expense	(15,727)	(10,908)	(42,469)	(49,685)
Restructuring credits (charges)	(366)	(1,107)	1,247	(2,562)
Operating income before depreciation and amortization	558,880	482,267	1,652,331	1,424,272
Depreciation and amortization (including impairments)	277,541	280,199	826,155	843,497
Operating income	281,339	202,068	826,176	580,775
Other income (expense):
Interest expense, net	(193,747)	(224,134)	(582,727)	(686,020)
Equity in net income of affiliates	—	—	—	4,377
Gain (loss) on sale of programming and affiliate interests (b)	448	(618)	448	183,270
Gain (loss) on investments, net	13,324	(46,136)	(75,811)	(31,505)
Gain (loss) on equity derivative contracts, net	(4,731)	52,637	62,490	61,225
Loss on interest rate swap contracts, net	(29,852)	(51,452)	(21,942)	(24,138)
Write-off of deferred financing costs	—	(2,919)	—	(2,919)
Loss on extinguishment of debt	—	(19,113)	(2,424)	(19,113)
Minority interests	(454)	(401)	(963)	814
Miscellaneous, net	28	457	1,188	1,908
Income (loss) from continuing operations before income taxes	66,355	(89,611)	206,435	68,674
Income tax benefit (expense)	(39,286)	10,715	(111,657)	(53,586)
Income (loss) from continuing operations	27,069	(78,896)	94,778	15,088
Income (loss) from discontinued operations, net of taxes	32	(440)	(944)	197,175
Income before cumulative effect of a change in accounting principle	27,101	(79,336)	93,834	212,263
Cumulative effect of a change in accounting principle, net of taxes	—	—	—	(443)
Net income (loss)	$27,101	$(79,336)	$93,834	$211,820
Basic net income (loss) per share:
Income (loss) from continuing operations	$0.09	$(0.27)	$0.33	$0.05
Income (loss) from discontinued operations	$—	$—	$—	$0.69
Cumulative effect of a change in accounting principle, net of taxes	$—	$—	$—	$—
Net income (loss)	$0.09	$(0.27)	$0.32	$0.74
Basic weighted average common shares (in thousands)	290,365	289,845	290,150	287,719
Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.09	$(0.27)	$0.32	$0.05
Income (loss) from discontinued operations	$—	$—	$—	$0.67
Cumulative effect of a change in accounting principle, net of taxes	$—	$—	$—	$—
Net income (loss)	$0.09	$(0.27)	$0.32	$0.72
Diluted weighted average common shares (in thousands)	295,921	289,845	294,995	294,534

(a)                      Operating results of FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

(b)                     Represents gain on the sale of Sportskool in September 2008 and the gain on the sale of our 50% interest in FSN New England in June 2007.

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION (Cont’d)

(Dollars in thousands, except per share data)

(Unaudited)

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO

OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow included in this earnings release:

•                  Depreciation and amortization (including impairments).  This adjustment eliminates depreciation and amortization and impairments of long-lived assets in all periods.

•                  Restructuring credits (charges).  This adjustment eliminates the charges or credits associated with restructuring activities related to the elimination of positions, facility realignment, and other related activities in all periods.

•                  Share-based compensation benefit (expense). This adjustment eliminates the compensation benefit (expense) relating to stock options, stock appreciation rights, restricted stock, and restricted stock units granted under our employee stock plans and non-employee director plans in all periods.

	Nine Months Ended September 30,
	2008 (a)	2007 (a)
CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS (b)

Net cash provided by operating activities (c)	$1,080,643	$628,129
Less: capital expenditures (d)	(633,579)	(554,371)
Consolidated free cash flow from continuing operations	$447,064	$73,758

(a)                      Excludes the net operating results of FSN Bay Area and Rainbow DBS’ distribution operations which are reported in discontinued operations.  Discontinued operations used a total of $7.1 million in cash for the nine months ended September 30, 2008 and provided a total of $354.6 million in cash for the nine months ended September 30, 2007.  The 2007 amount includes proceeds of $366.0 million received from the sale of the Company’s interest in FSN Bay Area.

(b)                     See non-GAAP financial measures on page 4 of this release for a definition and discussion of Free Cash Flow from continuing operations.

(c)                      The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.

(d)                     See page 11 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

REVENUES, NET

	Three Months Ended September 30,		%
	2008 (a)	2007 (a)	Change

Cable Television	$1,246,736	$1,135,489	9.8%
Optimum Lightpath	62,690	55,296	13.4%
Eliminations (b)	(10,677)	(11,314)	5.6%
Total Telecommunications	1,298,749	1,179,471	10.1%
AMC/WE tv/IFC	185,030	164,387	12.6%
Other Programming (c) (d)	72,645	49,300	47.4%
Eliminations (b)	(6,266)	(5,371)	(16.7)%
Total Rainbow	251,409	208,316	20.7%
MSG(d)	158,239	144,022	9.9%
Newsday (e)	73,468	—	—
Other (f)	20,275	21,089	(3.9)%
Eliminations (g)	(57,159)	(41,099)	(39.1)%
Total Cablevision	$1,744,981	$1,511,799	15.4%

	Nine Months Ended September 30,		%
	2008 (a)	2007 (a)	Change

Cable Television	$3,702,692	$3,374,259	9.7%
Optimum Lightpath	183,570	159,353	15.2%
Eliminations (b)	(34,222)	(30,014)	(14.0)%
Total Telecommunications	3,852,040	3,503,598	9.9%
AMC/WE tv/IFC	550,165	489,457	12.4%
Other Programming (c) (d)	184,221	137,587	33.9%
Eliminations (b)	(18,131)	(15,084)	(20.2)%
Total Rainbow	716,255	611,960	17.0%
MSG(d)	637,150	587,644	8.4%
Newsday (e)	73,468	—	—
Other (f)	54,991	55,725	(1.3)%
Eliminations (g)	(155,810)	(116,511)	(33.7)%
Total Cablevision	$5,178,094	$4,642,416	11.5%

(a)                      Operating results of FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

(b)                     Represents intra-segment revenues.

(c)                      Includes News 12 Networks, VOOM HD Networks, Sundance (effective June 16, 2008), Lifeskool, sportskool, IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow businesses.

(d)                     Fuse has been included in the MSG segment for all periods presented.

(e)                      Newsday’s financial information reflects its operating results subsequent to the date of acquisition on July 29, 2008.

(f)                        Represents net revenues of Clearview Cinemas and PVI Virtual Media.

(g)                     Represents inter-segment revenues.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended September 30,		%	Three Months Ended September 30,		%
	2008 (a)	2007 (a)	Change	2008 (a)	2007 (a)	Change

Cable Television	$489,681	$431,189	13.6%	$281,248	$211,668	32.9%
Optimum Lightpath	21,033	15,335	37.2%	1,615	(3,618)	144.6%
Total Telecommunications	510,714	446,524	14.4%	282,863	208,050	36.0%
AMC/WE tv/IFC	81,831	77,871	5.1%	64,286	61,187	5.1%
Other Programming (b) (c)	(19,370)	(27,321)	29.1%	(35,015)	(36,353)	3.7%
Total Rainbow	62,461	50,550	23.6%	29,271	24,834	17.9%
MSG (c)	5,281	11,600	(54.5)%	(15,718)	(6,028)	(160.7)%
Newsday (d)	8,497	—	—	4,243	—	—
Other (e)	(11,980)	(14,392)	16.8%	(19,320)	(24,788)	22.1%
Total Cablevision	$574,973	$494,282	16.3%	$281,339	$202,068	39.2%

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Nine Months Ended September 30,		%	Nine Months Ended September 30,		%
	2008 (a)	2007 (a)	Change	2008 (a)	2007 (a)	Change

Cable Television	$1,455,136	$1,286,169	13.1%	$824,454	$620,922	32.8%
Optimum Lightpath	59,794	44,702	33.8%	318	(14,047)	102.3%
Total Telecommunications	1,514,930	1,330,871	13.8%	824,772	606,875	35.9%
AMC/WE tv/IFC	246,879	227,782	8.4%	195,425	174,846	11.8%
Other Programming (b) (c)	(61,444)	(91,999)	33.2%	(108,051)	(122,797)	12.0%
Total Rainbow	185,435	135,783	36.6%	87,374	52,049	67.9%
MSG (c)	34,152	57,527	(40.6)%	(26,026)	(277)	—
Newsday (d)	8,497	—	—	4,243	—	—
Other (e)	(49,461)	(47,662)	(3.8)%	(64,187)	(77,872)	17.6%
Total Cablevision	$1,693,553	$1,476,519	14.7%	$826,176	$580,775	42.3%

(a)          Operating results of FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

(b)         Includes News 12 Networks, VOOM HD Networks, Sundance (effective June 16, 2008), Lifeskool, sportskool, IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow businesses.

(c)          Fuse has been included in the MSG segment for all periods presented.

(d)         Newsday’s financial information reflects its operating results subsequent to the date of acquisition on July 29, 2008.

(e)          Includes unallocated corporate general and administrative costs, operating results of Clearview Cinemas, PVI Virtual Media, and certain other items.

CABLEVISION SYSTEMS CORPORATION

SUMMARY OF OPERATING STATISTICS

(Unaudited)

CABLE TELEVISION

	September 30, 2008	June 30, 2008	September 30, 2007

Revenue Generating Units (in thousands)
Basic Video Customers	3,112	3,132	3,122
iO Digital Video Customers	2,814	2,789	2,585
Optimum Online High-Speed Data Customers	2,427	2,395	2,220
Optimum Voice Customers	1,825	1,766	1,490
Total Revenue Generating Units	10,178	10,082	9,417

Customer Relationships (in thousands) (a)	3,325	3,338	3,306

Homes Passed (in thousands)	4,707	4,697	4,647

Penetration
Basic Video to Homes Passed	66.1%	66.7%	67.2%
iO Digital to Basic Penetration	90.4%	89.1%	82.8%
Optimum Online to Homes Passed	51.6%	51.0%	47.8%
Optimum Voice to Homes Passed	38.8%	37.6%	32.1%

Revenue for the three months ended (dollars in millions)

Video (b)	$741	$741	$689
High-Speed Data	276	275	254
Voice	175	169	138
Advertising	31	31	29
Other (c)	24	26	25
Total Cable Television Revenue	$1,247	$1,242	$1,135

Average Monthly Revenue per Basic Video Customer (“RPS”) (d)	$133.11	$132.29	$120.91

(a)                      Number of customers who receive at least one of the company’s services, including business modem only customers.

(b)                     Includes analog, digital, PPV, VOD and DVR revenue.

(c)                      Includes installation revenue, NY Interconnect, home shopping and other product offerings.

(d)                     RPS is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of basic video subscribers for the quarter.

RAINBOW

	September 30, 2008	June 30, 2008	September 30, 2007

Viewing Subscribers (in thousands)
AMC	85,800	85,400	84,100
WE tv	59,400	58,900	55,600
IFC	48,200	47,300	42,800
Sundance	30,300	29,600	*

*    Sundance Channel was acquired by Rainbow on June 16, 2008.

CABLEVISION SYSTEMS CORPORATION

CAPITALIZATION AND LEVERAGE

(Dollars in thousands)

(Unaudited)

CAPITALIZATION

September 30, 2008

Cash and cash equivalents	$342,811

Bank debt	$5,646,250
Senior notes and debentures	5,496,005
Senior subordinated notes and debentures	323,501
Collateralized indebtedness	450,657
Capital lease obligations and notes payable	63,023
Debt	$11,979,436

LEVERAGE

Debt		$11,979,436
Less:	Collateralized indebtedness of unrestricted subsidiaries (a)	450,657
	Cash and cash equivalents	342,811
Net debt		$11,185,968

Leverage Ratios
Consolidated net debt to AOCF leverage ratio (a) (b)	4.7
Restricted Group leverage ratio (Bank Test) (c) (d)	4.3
CSC Holdings notes and debentures leverage ratio (c) (d)	4.3
Cablevision senior notes leverage ratio (d) (e)	5.3
Rainbow National Services notes leverage ratio (f)	3.6

(a)                     Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the company’s only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.

(b)                    AOCF is annualized based on the third quarter 2008 results, as reported, except with respect to Madison Square Garden, which is based on a trailing 12 months due to its seasonal nature.

(c)                     Reflects the debt to cash flow ratios applicable under CSC Holdings’ bank credit agreement and senior notes indentures (which exclude Cablevision’s $1.5 billion of senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries which are comprised of Rainbow, MSG and Newsday).  The annualized AOCF (as defined) used in the ratios is $2.0 billion.

(d)                    Includes CSC Holdings’ guarantee on Newsday LLC’s $650 million senior secured credit facility.

(e)                     Adjusts the debt to cash flow ratio as calculated under the CSC Holdings notes and debentures leverage ratio to include Cablevision’s $1.5 billion of senior notes plus the $682 million of the newly issued 8% senior notes of Cablevision contributed to Newsday Holdings LLC.

(f)                       Reflects the debt to cash flow ratio under the Rainbow National Services notes indentures. The annualized AOCF (as defined) used in the notes ratio is $367.4 million.

CABLEVISION SYSTEMS CORPORATION

CAPITAL EXPENDITURES

(Dollars in thousands)

(Unaudited)

CAPITAL EXPENDITURES

	Three Months Ended September 30,
	2008	2007

Consumer premise equipment	$116,363	$132,846
Scalable infrastructure	55,557	20,008
Line extensions	7,346	9,945
Upgrade/rebuild	1,476	728
Support	27,662	22,247
Total Cable Television	208,404	185,774
Optimum Lightpath	16,007	16,939
Total Telecommunications	224,411	202,713
Rainbow	6,106	6,026
MSG	13,434	9,720
Newsday	805	—
Other (Corporate, Theatres and PVI)	5,162	2,747
Total Cablevision	$249,918	$221,206

CAPITAL EXPENDITURES

	Nine Months Ended September 30,
	2008	2007

Consumer premise equipment	$307,093	$329,765
Scalable infrastructure	121,821	61,119
Line extensions	21,447	27,034
Upgrade/rebuild	3,997	2,181
Support	67,089	49,418
Total Cable Television	521,447	469,517
Optimum Lightpath	52,901	45,581
Total Telecommunications	574,348	515,098
Rainbow	15,580	11,334
MSG	27,695	16,433
Newsday	805	—
Other (Corporate, Theatres and PVI)	15,151	11,506
Total Cablevision	$633,579	$554,371